Exhibit 99.1

DSP Group, Inc and Parthus Technologies plc Confirm Discussions

SANTA CLARA, Calif. and DUBLIN, Ireland, March 15

SANTA CLARA, Calif. and DUBLIN, Ireland, March 15 /PRNewswire-FirstCall/ — DSP Group, Inc. (Nasdaq: DSPG) and Parthus Technologies plc (Nasdaq: PRTH; London: PRH) confirmed today that they are in preliminary discussions regarding a potential combination of Parthus’ business and DSP Group’s intellectual property licensing business. DSP Group had previously announced the contemplated spin-off of its IP licensing business.

DSP Group and Parthus also confirmed the discussions do not involve an acquisition of Parthus by the DSP Group.

These discussions are at a preliminary stage at this time and do not contemplate the payment of any premium in connection with the proposed transaction.

About DSP Group, Inc.

DSP Group, Inc., is a global leader in the development and marketing of high-performance, cost-effective, licensable DSP cores. The company’s family of DSP cores provides ideal solutions for low-power, cost-effective applications, such as cellular, broadband communications, VoIP, multimedia, advanced telecommunications systems, disk-drive controllers, and other types of embedded-control applications. By combining its DSP core technologies with its proprietary, advanced speech-processing algorithms, DSP Group also delivers a wide range of enabling, application-specific integrated circuits for full-featured, integrated-telephony products and applications, including spread spectrum wireless technologies. DSP Group maintains an international presence with offices located around the globe. More information about DSP Group is available on its Web site at www.dspg.com.

About Parthus Technologies plc

Parthus Technologies is a leading providers of semiconductor platform-level intellectual property (IP) solutions targeting the wireless, mobile Internet and automotive markets. Delivering the total platform solution (i.e. incorporating the radio, baseband and software design in one integrated solution) greatly speeds our licensees time-to-market whilst also reducing the cost, risk and complexity of getting their products to market. Parthus offers an unrivalled portfolio of platform level-IP spanning wireless communications (Bluetooth, 2.5G GSM/GPRS, 3G W-CDMA), and mobile computing, application and multimedia technologies (PDA, Smartphone for Microsoft, Symbian and Linux OS, mobile multimedia, GPS Location, application acceleration). The company leverages nine years of IP development expertise to deploy platforms either as stand-alone solutions, or as converged solutions which further enhance the cost, power and performance characteristics of platform level-IP. We license to the worlds leading semiconductor companies worldwide via a license and royalty business model. Parthus is headquartered in Dublin with offices in nine countries and is listed on the London Stock Exchange (London: PRH) and Nasdaq. More information on Parthus is available at http://www.parthus.com.

CONTACT: Yaniv Arieli, Director of Investor Relations of DSP Group, Inc., +1-408-986-4423; or Barry Nolan, Vice President Marketing of Parthus Technologies, +353-1-402-2566; or James Melville-Ross of Financial Dynamics, +44-207-2697179.